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                                                Filed Pursuant To Rule 424(B)(2)
                                                     Registration No. 333-132747


                           Subject to Completion: PROSPECTUS SUPPLEMENT
                           (To Prospectus dated March 27, 2006)
                           Preliminary Prospectus Supplement dated
                           November 14, 2006

100% Principal Protection Absolute Return Barrier Notes
UBS AG NOTES LINKED TO THE S&P 500(R) INDEX DUE MAY __, 2008

Issuer (Booking Branch):   UBS AG (Jersey Branch)

Term; Maturity Date:       18 Months (we currently expect the Notes to mature on
                           May 30, 2008)

No Interest Payments:      We will not pay you interest during the term of the
                           Notes.

Underlying Index:          The return on the Notes is linked to the absolute
                           performance of the S&P 500(R) Index (the "Index").

Principal Protection:      100%

Payment at Maturity
(per $10.00):              You will receive a cash payment at maturity per
                           $10.00 principal amount of your Notes, the amount of which will depend upon the performance of the Index:

                           o If the Index never closes above the Upper Index
                             Barrier or below the Lower Index Barrier on any single day during the term of the Notes, you will receive:

                                  $10.00 + ($10.00 x Absolute Index Return)

                           o If the Index closes either above the Upper Index
                             Barrier or below the Lower Index Barrier on any single day during the term of the Notes, you will receive:

                                  $10.00 (your initial investment)

                           See "Specific Terms of the Notes--Payment at
                           Maturity" beginning on page S-16.

Absolute Return Barrier:   17.50% to 19.50% to be determined on a date we
                           currently expect to be November 20, 2006 (the "trade date").

Upper Index Barrier:       Index Starting Level x (1 + Absolute Return Barrier)

Lower Index Barrier:       Index Starting Level x (1 - Absolute Return Barrier)

                                              -                                         -
Absolute Index Return:                        |Index Ending Level - Index Starting Level|
                           Absolute Value of: |-----------------------------------------|
                                              |           Index Starting Level          |
                                              -                                         -

Index Starting Level:      __, the closing level of the Index on the trade date.

Index Ending Level:        The Index Ending Level will be the closing level of
                           the Index on a date we currently expect to be May 22, 2008 (the "final valuation date").

No Listing:                The Notes will not be listed or displayed on any
                           securities exchange, the Nasdaq National Market
                           System or any electronic communications network.

CUSIP Number:              __

SEE "RISK FACTORS" BEGINNING ON PAGE S-6 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

                      Price to     Underwriting     Proceeds to
                       Public        Discount          UBS AG
Per Note .........      100%           1.75%           98.25%
Total ............       __             __               __


UBS INVESTMENT BANK          UBS FINANCIAL SERVICES INC.

Prospectus Supplement dated November 14, 2006

                                                                      [UBS LOGO]

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Prospectus Supplement Summary

THE FOLLOWING IS A SUMMARY OF TERMS OF THE NOTES, AS WELL AS A DISCUSSION OF FACTORS YOU SHOULD CONSIDER BEFORE PURCHASING THE NOTES. THE INFORMATION IN THIS
SECTION IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED EXPLANATIONS SET FORTH ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS. PLEASE NOTE THAT REFERENCES TO "UBS," "WE," "OUR" AND "US" REFER ONLY TO UBS AG AND NOT TO ITS CONSOLIDATED SUBSIDIARIES.

WHAT ARE THE NOTES?

The 100% Principal Protection Absolute Return Barrier Notes (the "Notes") are medium-term notes issued by UBS whose return is linked to the absolute performance of the S&P 500(R) Index (the "Index"). The return, if any, will depend on (1) the absolute return of the Index and (2) whether the Index closes on any single day during the term of the Notes above the Upper Index Barrier or below the Lower Index Barrier (the "Absolute Return Barrier") which is 17.50% to 19.50% (to be determined on the trade date) above and below the Index Starting Level, respectively.

The amount payable to you at maturity per $10.00 principal amount of your Notes will be calculated as described below:

> If the Index never closes above the Upper Index Barrier or below the Lower Index Barrier on any single day during the term of the Notes, you will receive:

         10.00 + ($10.00 x Absolute Index Return).

> If the Index closes either above the Upper Index Barrier or below the Lower Index Barrier on any single day during the term of the Notes, you will receive:

         $10.00 (your initial investment)

The "Absolute Index Return" will be calculated as follows:

                            -                                         -
                            |Index Ending Level - Index Starting Level|
         Absolute Value of: |-----------------------------------------|
                            |           Index Starting Level          |
                            -                                         -

where the "Index Starting Level" is __, the closing level of the Index on the trade date, and the "Index Ending Level" is the closing level of the Index on the final valuation date.

We will not pay you interest during the term of the Notes.

For a further description of how your payment at maturity will be calculated, see "Specific Terms of the Notes--Payment at Maturity" beginning on page S-16.

SELECTED PURCHASE CONSIDERATIONS

> GROWTH POTENTIAL--The Notes provide the opportunity to participate in an appreciation or depreciation in the level of the Index from the trade date relative to the final valuation date up to a maximum return of 17.50% to 19.50% (to be determined on the trade date), the Absolute Return Barrier, provided the Index never closes above the Upper Index Barrier or below the Lower Index Barrier on any single day during the term of the Notes.

> PRESERVATION OF CAPITAL--You will receive at least $10.00 per $10.00 principal amount of your Notes if you hold the Notes to maturity, regardless of the performance of the Index.

> DIVERSIFICATION--The Notes may provide diversification within the equity portion of your portfolio through exposure to the Index.

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> MINIMUM INVESTMENT--Your minimum investment is 100 Notes at a principal amount of $10.00 per Note (for a total minimum purchase price of $1,000). Purchases in excess of the minimum amount may be made in integrals of one Note at a principal amount of $10.00 per Note. Purchases and sales made in the secondary market are not subject to the minimum investment of 100 Notes.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" beginning on page S-6.

> PRINCIPAL PROTECTION ONLY IF YOU HOLD THE NOTES TO MATURITY--You should be willing to hold your Notes to maturity. You will be entitled to receive at least the full principal amount of your Notes only if you hold your Notes to maturity. The market value of the Notes may fluctuate between the date you purchase them and the final valuation date. If you sell your Notes in the secondary market prior to maturity, you may have to sell them at a loss.

> MARKET RISK--The return on the Notes, if any, is linked to the performance of the Index, and will depend on whether the Index closes above the Upper Index Barrier or below the Lower Index Barrier on any single day during the term of the Notes. YOU WILL RECEIVE NO MORE THAN THE FULL PRINCIPAL AMOUNT OF YOUR NOTES IF THE INDEX CLOSES ABOVE THE UPPER INDEX BARRIER OR BELOW THE LOWER INDEX BARRIER ON ANY SINGLE DAY DURING THE TERM OF THE NOTES.

> THE ABSOLUTE RETURN BARRIER LIMITS YOUR POTENTIAL RETURN--The appreciation potential of the Notes is limited to the Absolute Return Barrier of 17.50% to 19.50% (to be determined on the trade date), regardless of the performance of the Index.

> NO INTEREST OR DIVIDEND PAYMENTS--You will not receive any periodic interest payments on the Notes and you will not receive any dividend payments or other distributions on the securities included in the Index (the "Index Constituent Stocks").

> THERE MAY BE LITTLE OR NO SECONDARY MARKET FOR THE NOTES--The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. There can be no assurance that a secondary market will develop for the Notes. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial discount.

> SECONDARY MARKET IMPACT--The secondary market price of the Notes will be influenced by the level of the level of the Index, volatilities, dividends but mainly by changes in interest rates. Therefore, the 100% Principal Protection as well as the 100% Participation in the Absolute Index Return of the Index (unless either the Index closes above the Upper Index Barrier or below the Lower Index Barrier on any single day during the term of the Notes) will only be valid at maturity and not before.

THE NOTES MAY BE A SUITABLE INVESTMENT FOR YOU IF:

>    You seek a short term investment in the absolute return of the S&P 500(R)
     Index.

> You seek an investment that offers full principal protection on the Notes when held to maturity.

> You believe that the Index will appreciate or depreciate over the term of the Notes and that any appreciation or depreciation is unlikely to exceed on any day the Upper or Lower Index Barrier (to be determined on the trade date), the maximum gain on the Notes at maturity.

>    You are willing to hold the Notes to maturity.

>    You do not seek current income from this investment.

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THE NOTES MAY NOT BE A SUITABLE INVESTMENT FOR YOU IF:

> You believe that the Index is likely to appreciate or depreciate over the term of the Notes and that any appreciation or depreciation is likely to exceed on any day the Upper or Lower Index Barrier (to be determined on the trade date), the maximum gain on the Notes at maturity.

>    You are unable or unwilling to hold the Notes to maturity.

> You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

>    You seek current income from your investments.

>    You seek an investment for which there will be an active secondary market.

WHAT ARE THE TAX CONSEQUENCES OF THE NOTES?

In the opinion of our counsel, Sullivan & Cromwell LLP, the Notes will be treated as a single debt instrument subject to special rules governing contingent debt instruments for United States federal income tax purposes. Under these rules, you will generally be required to pay taxes on ordinary income from the Notes over their term based upon a comparable yield of the Notes, even though you will not receive any payments from us until maturity. Your cost basis in your Notes will be increased by the amount you are required to include in income. We have determined that the comparable yield is equal to __% per annum, compounded semiannually. This comparable yield is neither a prediction nor a guarantee of what the actual payment you receive will be, or that the actual payment you receive will even exceed the full principal amount.

For a more complete discussion of the United States federal income tax consequences of your investment in the Notes, including tax consequences applicable to non-United States persons and persons who purchase the Notes in the secondary market, please see the discussion under "Supplemental U.S. Tax Considerations" on page S-22 and consult your tax advisor.

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WHAT ARE THE STEPS TO CALCULATE PAYMENT AT MATURITY?

Set forth below is an explanation of the steps necessary to calculate the payment at maturity on the Notes.

STEP 1:  CALCULATE THE ABSOLUTE INDEX RETURN.

The Absolute Index Return is the absolute difference between the closing level of the Index on the final valuation date and the trade date, expressed as a percentage of the closing level of the Index on the trade date, calculated as follows:

                                                    -                                         -
                                                    |Index Ending Level - Index Starting Level|
         Absolute Index Return = Absolute Value of: |-----------------------------------------|
                                                    |           Index Starting Level          |
                                                    -                                         -

where the "Index Starting Level" is __, the closing level of the Index on the trade date, and the "Index Ending Level" is the closing level of the Index on the final valuation date.

STEP 2: DETERMINE IF THE INDEX CLOSED ABOVE THE UPPER INDEX BARRIER OR BELOW THE LOWER INDEX BARRIER ON ANY SINGLE DAY DURING THE TERM OF THE NOTES.

STEP 3:  CALCULATE THE CASH PAYMENT AT MATURITY.

If the Index never closed above the Upper Index Barrier or below the Lower Index Barrier on any single day during the term of the Notes, payment at maturity will equal the principal amount of the Notes + (principal amount of the Notes x Absolute Index Return)

If the Index closed either above the Upper Index Barrier or below the Lower Index Barrier on any single day during the term of the Notes, payment at maturity will equal the principal amount of the Notes.

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HYPOTHETICAL EXAMPLES OF HOW THE NOTES PERFORM AT MATURITY

The examples below are based on the following assumptions:

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Principal Amount:          $10.00
Index Starting Level:      1,380 (indicative, actual level will be the closing
                           level on the trade date)
Principal Protection:      100% at maturity
Term:                      18 months
Absolute Return Barrier:   18.50% (indicative, to be set on the trade date)
Upper Index Barrier:       1,635, which is 18.50% above the Index Starting Level
Lower Index Barrier:       1,125, which is 18.50% below the Index Starting Level
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EXAMPLE 1 -- THE INDEX RETURN IS UP 18.50% AND NEVER CLOSED ABOVE THE UPPER INDEX BARRIER OR BELOW THE LOWER INDEX BARRIER ON ANY DAY DURING THE TERM OF THE NOTES
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CALCULATION OF CASH PAYMENT AT MATURITY ON THE NOTES

 If the Index Return is up 18.50% and the Index never closed above the Upper Index Barrier or below the Lower Index Barrier on any day during the term of the Notes, investors would receive at maturity the principal amount of each Note plus a payment equal to 100% of the Absolute Index Return, as set forth below:

 Investors receive a cash payment per $10.00 invested equal to:
 o   $10.00 + ($10.00 x (Absolute Index Return))
 o   $10.00 + ($10.00 x (100% x 18.50%))
 o   $11.85

INVESTOR RECEIVES $11.85 AT MATURITY FOR EACH NOTE (A 18.50% TOTAL RETURN).

CALCULATION OF COMPARATIVE RETURN ON A $10.00 DIRECT INVESTMENT IN THE INDEX

 Principal amount =                                $10.00
 plus
 Principal amount x Index Return
 $10.00 x 18.50% =                                 $ 1.85
                                                   ------
                                            TOTAL: $11.85
                                                   ======

INVESTOR WOULD RECEIVE $11.85 ON A $10.00 DIRECT INVESTMENT IN THE INDEX (A 18.50% TOTAL RETURN).
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EXAMPLE 2 - THE INDEX RETURN IS DOWN 18.50% AND NEVER CLOSED ABOVE THE UPPER INDEX BARRIER OR BELOW THE LOWER INDEX BARRIER ON ANY DAY DURING THE TERM OF THE NOTES
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CALCULATION OF CASH PAYMENT AT MATURITY ON THE NOTES

 If the Index Return is down 18.50% and the Index never closed above the Upper Index Barrier or below the Lower Index Barrier on any day during the term of the Notes, investors would receive at maturity the principal amount of each Note plus a payment equal to 100% of the Absolute Index Return, as set forth below:

 Investors receive a cash payment per $10.00 invested equal to:
 o   $10.00 + ($10.00 x (Absolute Index Return))
 o   $10.00 + ($10.00 x (100% x 18.50%))
 o   $11.85

INVESTOR RECEIVES $11.85 AT MATURITY FOR EACH NOTE (A 18.50% TOTAL RETURN).

CALCULATION OF COMPARATIVE RETURN ON A $10.00 DIRECT INVESTMENT IN THE INDEX

 Principal amount =                                $10.00
 plus
 Principal amount x Index Return
 $10.00 x (-18.50%) =                             -$ 1.85
                                                   ------
                                            TOTAL: $ 8.15
                                                   ======

INVESTOR WOULD RECEIVE $8.15 ON A $10.00 DIRECT INVESTMENT IN THE INDEX (A -18.50% TOTAL RETURN).

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EXAMPLE 3 - THE INDEX RETURN CLOSED 50% ABOVE THE UPPER INDEX BARRIER ON ANY DAY DURING THE TERM OF THE NOTES
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CALCULATION OF CASH PAYMENT AT MATURITY ON THE NOTES

 If the Index Return is up 50% and therefore the Index closed above the Upper Index Barrier on any day during the term of the Notes, investors would receive at maturity ONLY their principal amount, as set forth below:

Investors receive a cash payment per $10.00 invested equal to:

 o   $10.00

INVESTOR RECEIVES $10.00 AT MATURITY FOR EACH NOTE (A 0.0% TOTAL RETURN).

CALCULATION OF COMPARATIVE RETURN ON A $10.00 DIRECT INVESTMENT IN THE INDEX

 Principal amount =                                $10.00
 plus
 Principal amount x Index Return
 $10.00 x 50% =                                    $ 5.00
                                                   ------
                                            TOTAL: $15.00
                                                   ======

INVESTOR WOULD RECEIVE $15.00 ON A $10.00 DIRECT INVESTMENT IN THE INDEX (A 50.0% TOTAL RETURN).
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EXAMPLE 4 - THE INDEX RETURN CLOSED 50% BELOW THE LOWER INDEX BARRIER ON ANY DAY DURING THE TERM OF THE NOTES
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CALCULATION OF CASH PAYMENT AT MATURITY ON THE NOTES

 If the Index Return is down 50% and therefore the Index closed below the Lower Index Barrier on any day during the term of the Notes, investors would receive at maturity ONLY their principal amount, as set forth below:

Investors receive a cash payment per $10.00 invested equal to:

 o   $10.00

INVESTOR RECEIVES $10.00 AT MATURITY FOR EACH NOTE (A 0.0% TOTAL RETURN).

CALCULATION OF COMPARATIVE RETURN ON A $10.00 DIRECT INVESTMENT IN THE INDEX

 Principal amount =                                $10.00
 plus
 Principal amount x Index Return
 $10.00 x (-50%) =                                -$ 5.00
                                                   ------
                                          TOTAL:   $ 5.00
                                                   ======

INVESTOR WOULD RECEIVE $5.00 ON A $10.00 DIRECT INVESTMENT IN THE INDEX (A -50.0% TOTAL RETURN).
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HYPOTHETICAL PERFORMANCE OF THE NOTES AT MATURITY

The table below represents the hypothetical performance of an investment in the Notes compared to a direct investment in the S&P 500(R) Index

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ASSUMPTIONS:
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Principal Amount:          $10.00
Term:                      18 months
Index Starting Level:      1380
Principal Protection:      100% at maturity
Absolute Return Barrier:   18.50% (to be determined on the trade date)
Upper Index Barrier:       1635, which is 18.50% above the Index Starting Level
Lower Index Barrier:       1125, which is 18.50% below the Index Starting Level
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     ------------------------        -------------------------------------------
     PERFORMANCE OF THE INDEX                  PERFORMANCE OF NOTES
     ------------------------        -------------------------------------------
      INDEX ENDING   INDEX            NOTES        NOTES PAYMENT   NOTE PAYMENT
          LEVEL      RETURN           RETURN       AT MATURITY**  AT MATURITY***
     ------------------------        -------------------------------------------
           2760       100%                0%                          $10.00
           2484        80%                0%                          $10.00
           2208        60%                0%                          $10.00
           1932        40%                0%                          $10.00
     ------------------------        -------------------------------------------
           1635     18.50%            18.50%          $11.85          $10.00
     ------------------------        -------------------------------------------
           1518        10%               10%          $11.00          $10.00
           1380         0%                0%          $10.00          $10.00
           1242       -10%               10%          $11.00          $10.00
     ------------------------        -------------------------------------------
           1125    -18.50%            18.50%          $11.85          $10.00
     ------------------------        -------------------------------------------
            828       -40%                0%                          $10.00
            552       -60%                0%                          $10.00
            276       -80%                0%                          $10.00
              0      -100%                0%                          $10.00
     ------------------------        -------------------------------------------

*    PERCENTAGES HAVE BEEN ROUNDED FOR EASE OF ANALYSIS

** CALCULATION ASSUMES THAT THE INDEX NEVER CLOSES ABOVE THE UPPER INDEX BARRIER OR BELOW THE LOWER INDEX BARRIER ON ANY SINGLE DAY DURING THE TERM OF THE NOTES.

*** CALCULATION ASSUMES THAT THE INDEX CLOSES ABOVE THE UPPER INDEX BARRIER OR BELOW THE LOWER INDEX BARRIER ON ANY SINGLE DAY DURING THE TERM OF THE NOTES.

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Risk Factors

The return on the Notes is linked to the absolute performance of the S&P 500(R) Index (the "Index") and will depend on whether the Index closes above the Upper Index Barrier or below the Lower Index Barrier on any single day during the term of the Notes. Investing in the Notes is not equivalent to a direct investment in the Index. This section describes the most significant risks relating to the Notes. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE NOTES.

THE NOTES ARE INTENDED TO BE HELD TO MATURITY. YOUR PRINCIPAL IS PROTECTED ONLY IF YOU HOLD YOUR NOTES TO MATURITY.

You will receive at least the minimum payment of 100% of the principal amount of your Notes if you hold your Notes to maturity. If you sell your Notes in the secondary market prior to maturity, you will not receive principal protection on the portion of your Notes sold. You should be willing to hold your Notes to maturity.

THE ABSOLUTE RETURN BARRIER FEATURE OF THE NOTES LIMITS YOUR APPRECIATION POTENTIAL.

The appreciation potential of the Notes is limited to the Absolute Return Barrier of 17.50% to 19.50% (to be determined on the trade date), regardless of the performance of the Index. If the Index closes above the Upper Index Barrier or below the Lower Index Barrier on any single day during the term of the Notes, your payment for each $10.00 of principal amount of your Notes will be limited to $10.00. Accordingly, the Absolute Return Barrier for your Notes may cause you to earn a return that is less than the return on a direct investment in a security whose return is based solely on the performance of the Index over the term of your Notes.

OWNING THE NOTES IS NOT THE SAME AS OWNING THE INDEX CONSTITUENT STOCKS.

The return on your Notes may not reflect the return you would realize if you actually owned the Index Constituent Stocks and held such investment for a similar period because:

     > you will receive a minimum payment of 100% of the principal amount of your Notes if the Notes are held to maturity;

     > if the Index closes above the Upper Index Barrier or below the Lower Index Barrier on any single day during the term of the Notes, your return will be limited to the return of your principal amount; and

     > the level of the Index is calculated in part by reference to the prices of the Index Constituent Stocks without taking into consideration the value of dividends paid on those stocks.

Even if the level of the Index increases during the term of the Notes, the market value of the Notes may not increase by the same amount. It is also possible for the level of the Index to increase while the market value of the Notes declines.

YOU WILL RECEIVE NO MORE THAN THE FULL PRINCIPAL AMOUNT OF YOUR NOTES IF THE INDEX CLOSES ABOVE THE UPPER INDEX BARRIER OR BELOW THE LOWER INDEX BARRIER ON ANY SINGLE DAY DURING THE TERM OF THE NOTES.

The likelihood of the Index closing above the Upper Index Barrier or below the Lower Index Barrier on any single day during the term of the Notes will depend in large part on the volatility of the Index -- the frequency and magnitude of changes in the level of the Index. Since its inception, the Index has experienced significant volatility.

RISK FACTORS
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CHANGES THAT AFFECT THE INDEX WILL AFFECT THE MARKET VALUE OF THE NOTES AND THE AMOUNT YOU WILL RECEIVE AT MATURITY.

The policies of Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"), concerning the calculation of the Index, additions, deletions or substitutions of the Index Constituent Stocks and the manner in which changes affecting the Index Constituent Stocks or the issuers of the Index Constituent Stocks, such as stock dividends, reorganizations or mergers, are reflected in the Index, could affect the Index and, therefore, could affect the amount payable on the Notes at maturity, and the market value of the Notes prior to maturity. The amount payable on the Notes and their market value could also be affected if S&P changes these policies, for example by changing the manner in which it calculates the Index, or if S&P discontinues or suspends calculation or publication of the Index, in which case it may become difficult to determine the market value of the Notes. If events such as these occur, or if the Index Ending Level is not available because of a market disruption event or for any other reason and no successor index is selected, the calculation agent--which initially will be UBS Securities LLC, an affiliate of UBS--may determine the Index ending level or fair market value of the Notes--and thus the amount payable at maturity--in a manner it considers appropriate, in its sole discretion.

THERE MAY NOT BE AN ACTIVE TRADING MARKET IN THE NOTES--SALES IN THE SECONDARY MARKET MAY RESULT IN SIGNIFICANT LOSSES.

You should be willing to hold your Notes to maturity. There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. UBS Securities LLC and other affiliates of UBS currently intend to make a market for the Notes, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may stop any such market making activities at any time.

If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses. In addition, you will not receive principal protection.

THE MARKET VALUE OF THE NOTES MAY BE INFLUENCED BY UNPREDICTABLE FACTORS.

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that, generally, the level of the Index on any day and whether the Index has closed above the Upper Index Barrier or below the Lower Index Barrier on any single day during the term of the Notes will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

> the volatility of the Index (I.E., the frequency and magnitude of changes in the level of the Index);

>    the composition of the Index and changes to its constituent stocks;

>    the market prices of the Index Constituent Stocks;

> the dividend rate paid on the Index Constituent Stocks (while not paid to the holders of the Notes, dividend payments on the Index Constituent Stocks may influence the market price of the Index Constituent Stocks and the level of the Index, and therefore affect the market value of the Notes);

>    interest rates in the markets;

>    the time remaining to the maturity of the Notes;

> supply and demand for the Notes, including inventory positions with UBS Securities LLC or any other market maker;

RISK FACTORS
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> economic, financial, political, regulatory, or judicial events that affect the level of the Index or the market price of the Index Constituent Stocks or that affect stock markets generally; and

>    the creditworthiness of UBS.

HISTORICAL PERFORMANCE OF THE INDEX SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE INDEX DURING THE TERM OF THE NOTES.

The trading prices of the Index Constituent Stocks will determine the level of the Index. The historical performance of the Index should not be taken as an indication of the future performance of the Index. As a result, it is impossible to predict whether the level of the Index will rise or fall. Trading prices of the Index Constituent Stocks will be influenced by complex and interrelated political, economic, financial and other factors that can affect the market prices of the Index Constituent Stocks discussed above.

TRADING AND OTHER TRANSACTIONS BY UBS OR ITS AFFILIATES IN THE INDEX CONSTITUENT STOCKS, FUTURES, OPTIONS, EXCHANGE-TRADED FUNDS OR OTHER DERIVATIVE PRODUCTS ON THE INDEX CONSTITUENT STOCKS OR THE INDEX MAY IMPAIR THE MARKET VALUE OF THE NOTES.

As described below under "Use of Proceeds and Hedging" on page S-20, UBS or its affiliates may hedge their obligations under the Notes by purchasing the Index Constituent Stocks, futures or options on the Index Constituent Stocks or the Index, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Index Constituent Stocks or the Index, and they may adjust these hedges by, among other things, purchasing or selling the Index Constituent Stocks, futures, options, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Index Constituent Stocks or the Index at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of the Index Constituent Stocks and/or the level of the Index and, therefore, the market value of the Notes. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

UBS or its affiliates may also engage in trading in the Index Constituent Stocks and other investments relating to the Index Constituent Stocks or the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market price of the Index Constituent Stocks and the level of the Index and, therefore, the market value of the Notes. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Index Constituent Stocks or the Index. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of the Notes.

THE BUSINESS ACTIVITIES OF UBS OR ITS AFFILIATES MAY CREATE CONFLICTS OF
INTEREST.

As noted above, UBS and its affiliates expect to engage in trading activities related to the Index and the Index Constituent Stocks that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders' interest in the Notes and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades and options and other derivatives transactions for their customers and in accounts under their management. These trading activities, if they influence the level of the Index, could be adverse to such holders' interests as beneficial owners of the Notes.

UBS and its affiliates may, at present or in the future, engage in business with the issuers of the Index Constituent Stocks, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. Any of these

RISK FACTORS
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activities by UBS, UBS Securities LLC or other affiliates may affect the market price of the Index Constituent Stocks and the level of the Index and, therefore, the market value of the Notes.

YOU WILL NOT RECEIVE INTEREST PAYMENTS ON THE NOTES OR DIVIDEND PAYMENTS ON THE INDEX CONSTITUENT STOCKS OR HAVE SHAREHOLDER RIGHTS IN THE INDEX CONSTITUENT STOCKS.

You will not receive any periodic interest payments on the Notes and you will not receive any dividend payments or other distributions on the Index Constituent Stocks. As an owner of the Notes, you will not have voting rights or any other rights that holders of the Index Constituent Stocks may have.

WE AND OUR AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX CONSTITUENT STOCKS OR THE INDEX OR THE MARKET VALUE OF THE NOTES.

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. UBS and its affiliates have published research or other opinions that calls into question the investment view implicit in the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the Index Constituent Stocks or the Index.

UBS AND ITS AFFILIATES HAVE NO AFFILIATION WITH S&P AND ARE NOT RESPONSIBLE FOR ITS PUBLIC DISCLOSURE OF INFORMATION.

UBS and its affiliates are not affiliated with S&P in any way (except for licensing arrangements discussed below in "The S&P 500(R) Index" beginning on page S-11) and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Index. If S&P discontinues or suspends the calculation of the Index, it may become difficult to determine the market value of the Notes or the amount payable at maturity. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the Index exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See "Specific Terms of the Notes--Market Disruption Event" on page S-17 and "Specific Terms of the Notes--Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation" on page S-19. S&P is not involved in the offer of the Notes in any way and has no obligation to consider your interest as an owner of Notes in taking any actions that might affect the value of your Notes.

We have derived the information about S&P and the Index in this prospectus supplement from publicly available information, without independent verification. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Index or the Index Sponsor contained in this prospectus supplement. You, as an investor in the Notes, should make your own investigation into the Index and S&P.

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT.

UBS's affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount paid out to you on the Notes at maturity. For a fuller description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent" on page S-19. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Index Constituent Stocks or the Index has occurred or is continuing on a day when the calculation agent will determine the Index

RISK FACTORS
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Ending Level for the Index. This determination may, in turn, depend on the calculation agent's judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

THE CALCULATION AGENT CAN POSTPONE THE CALCULATION OF THE INDEX ENDING LEVEL FOR THE INDEX OR THE MATURITY DATE IF A MARKET DISRUPTION EVENT OCCURS ON THE FINAL VALUATION DATE.

The determination of the Index Ending Level for the Index may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date for the Index. If such a postponement occurs, the calculation agent will use the closing level of the Index on the first calendar day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date be postponed by more than ten business days. As a result, the maturity date for the Notes could also be postponed, although not by more than ten business days.

If the determination of the Index Ending Level for the Index is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Index Ending Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Index Ending Level that would have prevailed in the absence of the market disruption event. See "Specific Terms of the Notes--Market Disruption Event" beginning on page S-17.

THE INCLUSION OF COMMISSIONS AND COMPENSATION IN THE ORIGINAL ISSUE PRICE IS LIKELY TO ADVERSELY AFFECT SECONDARY MARKET PRICES.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the Notes in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the Notes. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

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The S&P 500(R) Index

We have derived all information regarding the S&P 500(R) Index (the "Index") contained in this prospectus supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"). We do not assume any responsibility for the accuracy or completeness of such information. S&P has no obligation to continue to publish the Index, and may discontinue publication of the Index.

The Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the Index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies (the "Index Constituent Stocks") as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of October 31, 2006, 425 companies or 85.7% of the Index by market capitalization traded on the New York Stock Exchange, 75 companies or 14.3% of the Index by market capitalization traded on The Nasdaq Stock Market, and 0 companies or 0.0% of the Index by market capitalization traded on the American Stock Exchange. As of October 31, 2006, the Index represented approximately 74% of the market value of S&P's internal data base of over 6,956 equities. S&P chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its database of over 6,956 equities, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company's common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the Index with the number of companies currently included in each group indicated in parentheses:
Consumer discretionary (86), Consumer Staples (39), Energy (30), Financials
(88), Health Care (56), Industrials (52), Information Technology (78), Materials
(30), Telecommunication Services (10) and Utilities (31). S&P may, from time to time, in its sole discretion, add companies to or delete companies from the Index to achieve the objectives stated above.

S&P calculates the Index by reference to the prices of the Index Constituent Stocks without taking account of the value of dividends paid on such stocks. As a result, the return on the Notes will not reflect the return you would realize if you actually owned the Index Constituent Stocks and received the dividends paid on such stocks.

COMPUTATION OF THE INDEX

S&P currently computes the Index as of a particular time as follows:

> the product of the market price per share and the number of then outstanding shares of each component stock, adjusted as described below, is determined as of that time (referred to as the "market value" of that stock);

>    the market values of all component stocks as of that time are aggregated;

> the mean average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

> the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the "base value");

> the current aggregate market value of all component stocks is divided by the base value; and

THE S&P 500(R) INDEX
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>    the resulting quotient, expressed in decimals, is multiplied by ten.

Prior to March 2005, the market value of a component stock was calculated as the product of the market price per share and the total number of outstanding shares of the component stock. In September 2004, S&P announced that it would transition to using a "float-adjusted" number of shares to calculate the Index, meaning that, with respect to each component stock, only the number of shares of such stock available to investors, rather than all of the outstanding shares, would be used to determine the component stock's market value. The transition to float adjustment took place in two steps. The first step took place in March 2005, when S&P began calculating market value as the product of the market price per share and the average of the number of outstanding shares and the float-adjusted number of shares of a component stock. The second step took place in September 2005, when S&P began using only the float-adjusted number of shares to calculate market value.

S&P adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations. These changes may result from causes such as:

>    the issuance of stock dividends;

> the granting to shareholders of rights to purchase additional shares of stock;

>    the purchase of shares by employees pursuant to employee benefit plans;

>    consolidations and acquisitions;

> the granting to shareholders of rights to purchase other securities of the issuer;

>    the substitution by S&P of particular component stocks in the Index; or

>    other reasons.

In these cases, S&P first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

                                New Market Value
               Old Base Value x ---------------- = New Base Value
                                Old Market Value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the Index.

Neither UBS nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in, the Index or any successor index. While S&P currently employs the above methodology to calculate the Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the amount payable at maturity to beneficial owners of the Notes. S&P does not guarantee the accuracy or the completeness of the Index or any data included in the Index. S&P assumes no liability for any errors, omissions or disruption in the calculation and dissemination of the Index. S&P disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Index or the manner in which the Index is applied in determining the amount payable at maturity.

THE S&P 500(R) INDEX
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HISTORICAL CLOSING LEVELS OF THE S&P 500(R) INDEX

Since its inception, the Index has experienced significant fluctuations. Any historical upward or downward trend in the value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Notes. The historical Index levels do not give an indication of the future performance of the Index. UBS cannot make any assurance that the future performance of the Index or the Index Constituent Stocks will result in holders of the Notes receiving a positive return on their investment. The closing level of the Index November 10, 2006 was 1380.90. The actual Index Starting Level will be the closing level of the Index on the trade date.

THE GRAPH BELOW ILLUSTRATES THE PERFORMANCE OF THE INDEX FROM JANUARY 29, 1988 THROUGH NOVEMBER 10, 2006 AND DEMONSTRATES THE UPPER AND LOWER INDEX BARRIER OF THE NOTES BASED ON A 18.50% ABSOLUTE RETURN BARRIER (INDICATIVE, TO BE DETERMINED ON THE TRADE DATE) AND THE CLOSING LEVEL OF THE INDEX ON NOVEMBER 10, 2006 AS THE INDEX STARTING LEVEL (THE ACTUAL INDEX STARTING LEVEL WILL BE SET ON THE TRADE DATE).

        [THE DATA BELOW IS REPRESENTED BY A GRAPH IN THE PRINTED PIECE]

Page S-15 Linechart

Upper Barrier Level 1636, which is 18.50% above the Index Starting Level

Index Starting Level

Lower Barrier Level 1125, which is 18.50% below the Index Starting Level

"1988"   257.07          "1994"   481.61          "2000"   1394.46
         267.82                   467.14                   1366.42
         258.89                   445.77                   1498.58
         261.33                   450.91                   1452.43
         262.16                   456.51                   1420.6
         273.5                    444.27                   1454.6
         272.02                   458.26                   1430.83
         261.52                   475.5                    1517.68
         271.91                   462.71                   1436.51
         278.97                   472.35                   1429.4
         273.7                    453.69                   1314.95
         277.72                   459.27                   1320.28
         297.47                   470.42                   1366.01
         288.86                   487.39                   1239.94
         294.87                   500.71                   1160.33
         309.64                   514.71                   1249.46
         320.52                   533.4                    1255.82
         317.98                   544.75                   1224.42
         346.08                   562.06                   1211.23
         351.45                   561.88                   1133.58
         349.15                   584.41                   1040.94
         340.36                   581.5                    1059.78
         345.99                   605.37                   1139.45
         353.4                    615.93                   1148.08
"1990"   329.08          "1996"   636.02          "2002"   1130.2
         331.89                   640.43                   1106.73
         339.94                   645.5                    1147.39
         330.8                    654.17                   1076.92
         361.23                   669.12                   1067.14
         358.02                   670.63                   989.82
         356.15                   639.95                   911.62
         322.56                   651.99                   916.07
         306.05                   687.31                   815.28
         304                      705.27                   885.76
         322.22                   757.02                   936.31
         330.22                   740.74                   879.82
         343.93                   786.16                   855.7
         367.07                   790.82                   841.15
         375.22                   757.12                   848.18
         375.34                   801.34                   916.92
         389.83                   848.28                   963.59
         371.16                   885.14                   974.5
         387.81                   954.29                   990.31
         395.43                   899.47                   1008.01
         387.86                   947.28                   995.97
         392.45                   914.62                   1050.71
         375.22                   955.4                    1058.2
         417.09                   970.43                   1111.92
"1992"   408.79          "1998"   980.28          "2004"   1131.13
         412.7                    1049.34                  1144.94
         403.69                   1101.75                  1126.21
         414.95                   1111.75                  1107.3
         415.35                   1090.82                  1120.68
         408.14                   1133.84                  1140.84
         424.22                   1120.67                  1101.72
         414.03                   957.28                   1104.24
         417.8                    1017.01                  1114.58
         418.68                   1098.67                  1130.2
         431.35                   1163.63                  1173.82
         435.71                   1229.23                  1211.92
         438.78                   1279.64                  1181.27
         443.38                   1238.33                  1203.6
         451.67                   1286.37                  1180.59
         440.19                   1335.18                  1156.85
         450.19                   1301.84                  1191.5
         450.53                   1372.71                  1191.33
         448.13                   1328.72                  1234.18
         463.56                   1320.41                  1220.33
         458.93                   1282.71                  1228.81
         467.83                   1362.93                  1207.01
         461.79                   1388.91                  1249.48
         466.45                   1469.25         "2006"   1248.29
                                                           1280.08
                                                           1280.66
                                                           1294.83
                                                           1310.61
                                                           1270.09
                                                           1270.2
                                                           1276.66
                                                           1303.82
                                                           1335.85
                                                           1377.94
                                                           1380.9

Source: Bloomberg L.P.

LICENSE AGREEMENT

S&P and UBS have entered into a non-exclusive license agreement providing for the license to UBS, and certain of its affiliates, in exchange for a fee, of the right to use the Index, in connection with securities, including the Notes. The Index is owned and published by S&P.

The license agreement between S&P and UBS provides that the following language must be set forth in this prospectus supplement:

The Notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the Index to track general stock market performance. S&P's only relationship to UBS is the licensing of certain trademarks and trade names of S&P and of the Index which is determined, composed and calculated by S&P without regard to UBS or the Notes. S&P has no obligation to take the needs of UBS or the owners

THE S&P 500(R) INDEX
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of the Notes into consideration in determining, composing or calculating the Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

"Standard & Poor's," "S&P," "S&P 500," "Standard & Poor's 500" and "500" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by UBS. The Notes are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the Notes.

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Valuation of the Notes

AT MATURITY. You will receive a cash payment at maturity per $10.00 principal amount of your Notes, the amount of which will depend upon the absolute performance of the Index and whether the Index closes above the Upper Index Barrier or below the Lower Index Barrier on any single day during the term of the Notes:

> If the Index never closes above the Upper Index Barrier or below the Lower Index Barrier on any single day during the term of the Notes, you will receive:

          $10.00 + ($10.00 x Absolute Index Return)

> If the Index closes either above the Upper Index Barrier or below the Lower Index Barrier on any single day during the term of the Notes, you will receive:

          $10.00 (your initial investment)

The "Absolute Index Return" will be calculated as follows:

                                                     -                                         -
                                                     |Index Ending Level - Index Starting Level|
          Absolute Index Return = Absolute Value of: |-----------------------------------------|
                                                     |           Index Starting Level          |
                                                     -                                         -



The "Index Starting Level" equals __, the closing level of the Index on the trade date.

The "Index Ending Level" will be the closing level of the Index on the final valuation date.

The "Upper Index Barrier" equals __, which is 17.50% to 19.50% (to be determined on the trade date) above the Index Starting Level.

The "Lower Index Barrier" equals __, which is 17.50% to 19.50% (to be determined on the trade date) below the Index Starting Level.

PRIOR TO MATURITY. The market value of the Notes will be affected by several factors many of which are beyond our control. We expect that generally the level of the Index on any day and whether the Index has closed above the Upper Index Barrier or below the Lower Index Barrier on any single day during the term of the Notes will affect the market value more than any other single factor. Other factors that may influence the market value of the Notes include, but are not limited to, supply and demand, exchange rates, the volatility of the Index, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS. See "Risk Factors" beginning on page S-6 for a discussion of the factors that may influence the market value of the Notes prior to maturity.

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Specific Terms of the Notes

In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus.

The Notes are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue, from time to time, under the indenture more particularly described in the accompanying prospectus.

This prospectus supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in "Description of Debt Securities We May Offer" in the accompanying prospectus. The terms described here (I.E., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below. References to "Index" means the S&P 500(R) Index.

COUPON

We will not pay you interest during the term of the Notes.

DENOMINATIONS

We will offer the Notes in denominations of $10.00 and integral multiples thereof.

PAYMENT AT MATURITY

The amount payable to you at maturity per $10.00 principal amount of your Notes will be calculated as described below:

> If the Index never closes above the Upper Index Barrier or below the Lower Index Barrier on any single day during the term of the Notes, you will receive:

          $10.00 + ($10.00 x Absolute Index Return)

> If the Index closes either above the Upper Index Barrier or below the Lower Index Barrier on any single day during the term of the Notes, you will receive:

          $10.00 (your initial investment)

The "Absolute Index Return" is the absolute difference between the Index Ending Level and the Index Starting Level, expressed as a percentage of the Index Starting Level, calculated as follows:

                                                     -                                         -
                                                     |Index Ending Level - Index Starting Level|
          Absolute Index Return = Absolute Value of: |-----------------------------------------|
                                                     |           Index Starting Level          |
                                                     -                                         -

SPECIFIC TERM OF THE NOTES
--------------------------------------------------------------------------------

where the "Index Starting Level" is __, the closing level of the Index on the trade date, and the "Index Ending Level" is the closing level of the Index on the final valuation date.

MATURITY DATE

We currently expect the maturity date to be on May 30, 2008, unless that day is not a business day, in which case the maturity date will be the next following business day. If the fifth business day before this applicable day does not qualify as the final valuation date as determined in accordance with "--Final Valuation Date" below, then the maturity date will be the fifth business day following such final valuation date. The calculation agent may postpone the final valuation date--and therefore the maturity date--if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under "--Market Disruption Event" below.

FINAL VALUATION DATE

We currently expect the final valuation date to be on May 22, 2008, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the first following calendar day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date for the Notes be postponed by more than ten business days.

MARKET DISRUPTION EVENT

The calculation agent will determine the Index Ending Level on the final valuation date. As described above, the final valuation date may be postponed, and thus the determination of the Index Ending Level may be postponed if the calculation agent determines that, on the final valuation date, a market disruption event has occurred or is continuing for the Index. If such a postponement occurs, the calculation agent will use the closing level of the Index on the first calendar day on which no market disruption event occurs or is continuing. In no event, however, will the determination of the Index Ending Level be postponed by more than ten business days.

If the determination of the Index Ending Level is postponed to the last possible day, but a market disruption event for the Index occurs or is continuing on that day, that day will nevertheless be the date on which the Index Ending Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Index Ending Level.

Any of the following will be a market disruption event:

> a suspension, absence or material limitation of trading in a material number of the Index Constituent Stocks in the Index for more than two hours or during the one-half hour before the close of trading in the relevant market, as determined by the calculation agent in its sole discretion;

> a suspension, absence or material limitation of trading in option or futures contracts relating to the Index or a material number of the Index Constituent Stocks in the Index in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in the relevant market, as determined by the calculation agent in its sole discretion;

> the Index is not published, as determined by the calculation agent in its sole discretion; or

> in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under "Use of Proceeds and Hedging."

SPECIFIC TERM OF THE NOTES
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The following events will not be market disruption events:

> a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

> a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Constituent Stocks.

For this purpose, an "absence of trading" in the primary securities market on which option or futures contracts related to the Index or any Index Constituent Stocks are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

REDEMPTION PRICE UPON OPTIONAL TAX REDEMPTION

We have the right to redeem the Notes in the circumstances described under "Description of Debt Securities We May Offer--Optional Tax Redemption" in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that Note. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities We May Offer--Default, Remedies and Waiver of Default" and "--Modification and Waiver of Covenants."

DEFAULT AMOUNT

The default amount for the Notes on any day will be an amount, in U.S. Dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

> the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

> the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal

SPECIFIC TERM OF THE NOTES
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the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

DEFAULT QUOTATION PERIOD

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

>    no quotation of the kind referred to above is obtained, or

> every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

QUALIFIED FINANCIAL INSTITUTIONS

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

> A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

> P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

DISCONTINUANCE OF OR ADJUSTMENTS TO THE INDEX; ALTERATION OF METHOD OF
CALCULATION

If the Index Sponsor discontinues publication of the Index and it or any other person or entity publishes a substitute index that the calculation agent determines is comparable to the Index and approves such substitute index as a successor index, then the calculation agent will determine the Index Ending Level and the amount payable at maturity by reference to such successor index.

If the calculation agent determines that the publication of the Index is discontinued and that there is no successor index on any date when the level of the Index is required to be determined, the calculation agent will instead make the necessary determination by reference to a group of stocks or one or more indices and a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent determines that the securities included in the Index or the method of calculating the Index have changed at any time in any respect that causes the Index not to fairly represent the level of the Index had such changes not been made or that otherwise affects the calculation of the Index Ending

SPECIFIC TERM OF THE NOTES
--------------------------------------------------------------------------------

Level or the amount payable at maturity, then the calculation agent may make adjustments in this method of calculating the Index that it believes are appropriate to ensure that the Index Ending Level used to determine the amount payable on the maturity date is equitable. All determinations and adjustments to be made by the calculation agent with respect to the Index Ending Level, the amount payable at maturity or otherwise relating to the level of the Index may be made by the calculation agent in its sole discretion.

MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

BUSINESS DAY

When we refer to a business day with respect to the Notes, we mean a day that is a business day of the kind described in the "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus.

MODIFIED BUSINESS DAY

As described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "Maturity Date" and "Final Valuation Date" above.

ROLE OF CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, market disruption events, business days, the default amount, the Index Starting Level, the Index Ending Level and the amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

BOOKING BRANCH

The Notes will be booked through UBS AG, Jersey Branch.

--------------------------------------------------------------------------------

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to the Index and/or listed and/or over-the-counter options, futures or exchange-traded funds on the Index Constituent Stocks or the Index prior to and/or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

>    acquire or dispose of securities of the issuers of the Index Constituent
     Stocks,

> acquire or dispose of positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Index or the value of the Index Constituent Stocks,

> acquire or dispose of positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or stocks, or

>    any combination of the three.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of the Index Constituent Stocks, listed or over-the-counter options or futures on the Index Constituent Stocks or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on indices designed to track the performance of the Index or other components of the U.S. equity markets.

THE HEDGING ACTIVITY DISCUSSED ABOVE MAY ADVERSELY AFFECT THE MARKET VALUE OF THE NOTES FROM TIME TO TIME. SEE "RISK FACTORS" ON PAGE S-6 FOR A DISCUSSION OF THESE ADVERSE EFFECTS.

--------------------------------------------------------------------------------

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

AS OF SEPTEMBER 30, 2006 (UNAUDITED)                            CHF          USD
--------------------------------------------------------------------------------
                                                                 (IN MILLIONS)
Debt
  Debt issued(1) ........................................   311,351      248,878
                                                            -------      -------
  Total Debt ............................................   311,351      248,878
Minority Interest(2) ....................................     6,300        5,036
Shareholders' Equity ....................................    48,403       38,691
                                                            -------      -------
Total capitalization ....................................   366,054      292,604
                                                            =======      =======

----------

(1) INCLUDES MONEY MARKET PAPER AND MEDIUM TERM NOTES AS PER BALANCE SHEET POSITION BASED ON THE REMAINING MATURITIES.

(2)  INCLUDES TRUST PREFERRED SECURITIES.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.76635 (the rate of exchange in effect as at September 30, 2006).

--------------------------------------------------------------------------------

Supplemental U.S. Tax Considerations

THE FOLLOWING IS A GENERAL DESCRIPTION OF CERTAIN UNITED STATES TAX CONSIDERATIONS RELATING TO THE NOTES. IT DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS RELATING TO THE NOTES. PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISERS AS TO THE CONSEQUENCES UNDER THE TAX LAWS OF THE COUNTRY OF WHICH THEY ARE RESIDENT FOR TAX PURPOSES AND THE TAX LAWS OF THE UNITED STATES OF ACQUIRING, HOLDING AND DISPOSING OF THE NOTES AND RECEIVING PAYMENTS OF INTEREST, PRINCIPAL AND/OR OTHER AMOUNTS UNDER THE NOTES. THIS SUMMARY IS BASED UPON THE LAW AS IN EFFECT ON THE DATE OF THIS PROSPECTUS SUPPLEMENT AND IS SUBJECT TO ANY CHANGE IN LAW THAT MAY TAKE EFFECT AFTER SUCH DATE.

The discussion below supplements the discussion under U.S. Tax Considerations" in the attached prospectus. It applies to you only if you hold your Notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

o    a dealer in securities,

o a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

o    a bank,

o    a life insurance company,

o    a tax-exempt organization,

o a person that owns Notes as part of a straddle or a hedging or conversion transaction for tax purposes, or

o a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Notes.

Except as otherwise noted under "Non-United States Holders" below, this discussion is only applicable to you if you are a United States Holder. You are a United States holder if you are a beneficial owner of a Note and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

In the opinion of Sullivan & Cromwell LLP, the Notes will be treated as a debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the Notes, and applying the rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we

SUPPLEMENTAL U.S. TAX CONSIDERATIONS
--------------------------------------------------------------------------------

would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the Notes (the "comparable yield") and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in respect of the Notes prior to your receipt of cash attributable to that income.

We have determined the comparable yield for the Notes is equal to __% per annum, compounded semiannually, with a projected payment at maturity of $__ based on an investment of $1,000. Based upon this comparable yield, if you are an initial holder that holds a Note until the scheduled maturity and you pay your taxes on a calendar year basis, you would generally be required to pay taxes on the following amounts of ordinary income from the Note each year: $__ in 2006, $__ in 2007 and $__ in 2008. However, if the amount you receive at maturity is greater than $__, you would be required to make a positive adjustment and increase the amount of ordinary income that you recognize in 2008 by an amount that is equal to such excess. Conversely, if the amount you receive at maturity is less than $__, you would be required to make a negative adjustment and decrease the amount of ordinary income that you recognize in 2008 by an amount that is equal to such difference. If the amount you receive at maturity is less than $__, then you would recognize a net ordinary loss in 2008 in an amount equal to such difference.

YOU ARE REQUIRED TO USE THE COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE SET FORTH ABOVE IN DETERMINING YOUR INTEREST ACCRUALS IN RESPECT OF THE NOTES, UNLESS YOU TIMELY DISCLOSE AND JUSTIFY ON YOUR FEDERAL INCOME TAX RETURN THE USE OF A DIFFERENT COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE.

THE COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE ARE NOT PROVIDED TO YOU FOR ANY PURPOSE OTHER THAN THE DETERMINATION OF YOUR INTEREST ACCRUALS IN RESPECT OF THE NOTES, AND WE MAKE NO REPRESENTATIONS REGARDING THE AMOUNT OF CONTINGENT PAYMENTS WITH RESPECT TO THE NOTES.

If you purchase the Notes for an amount that differs from the Notes' adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for the Notes and its adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly. The adjusted issue price of the Notes will equal the Notes' original issue price plus any interest deemed to be accrued on the Notes (under the rules governing contingent payment obligations) as of the time you purchased the Notes.

If you purchase the Notes for an amount that is less than the adjusted issue price of the Notes, you must (a) make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make positive adjustments increasing the amount of ordinary income (or decreasing the amount of ordinary loss) that you would otherwise recognize upon the maturity of the Notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. If you purchase the Notes for an amount that is greater than the adjusted issue price of the Notes, you must (a) make negative adjustments decreasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make negative adjustments decreasing the amount of ordinary income (or increasing the amount of ordinary loss) that you would otherwise recognize upon the maturity of the Notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of the Notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS
--------------------------------------------------------------------------------

If the Index closes above the Upper Index Barrier or below the Lower Index Barrier more than 6 months before the maturity date of the Notes (thereby fixing the payment on maturity of your Notes), you will be required to make adjustments to the interest accruals on your Notes, in a reasonable manner, to account for the fact that the payment at maturity will be fixed rather than contingent. Although not entirely clear, we think that it would likely be reasonable for an initial holder of the Notes to make such adjustments by (i) recognizing a net ordinary loss equal to any interest previously accrued on the Notes and (ii) not accruing any additional interest over the term of the Notes. If you purchase the Notes for an amount that differs from the Notes' adjusted issue price at the time of the purchase, please consult your tax advisor regarding the manner in which you should make such adjustments.

You will recognize gain or loss upon the sale or maturity of the Notes in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in the Notes. In general, your adjusted basis in the Notes will equal the amount you paid for the Notes, increased by the amount of interest you previously accrued with respect to the Notes (in accordance with the comparable yield for the Notes) and increased or decreased by the amount of any positive or negative adjustment that you are required to make with respect to your Notes under the rules set forth above.

Any gain you recognize upon the sale or maturity of the Notes will generally be ordinary interest income. Any loss you recognize at such time will generally be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the Notes, and thereafter, capital loss. You will generally only be able to use such ordinary loss to offset your income in the taxable year in which you recognize the ordinary loss and will generally not be able to carry such ordinary loss forward or back to offset income in other taxable years. The deductibility of capital losses is subject to limitations.

TREASURY REGULATIONS REQUIRING DISCLOSURE OF REPORTABLE TRANSACTIONS. Treasury regulations require United States taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds (a "Reportable Transaction"). Under these regulations, if the Notes are denominated in a foreign currency, a United States holder that recognizes a loss with respect to the Notes that is characterized as an ordinary loss due to changes in currency exchange rates (under any of the rules discussed above) would be required to report the loss on Internal Revenue Service Form 8886 (Reportable Transaction Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Notes.

BACKUP WITHHOLDING AND INFORMATION REPORTING. If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

o payments of principal and interest on a Note within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and

o the payment of the proceeds from the sale of a Note effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

o    fails to provide an accurate taxpayer identification number,

o is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

o in certain circumstances, fails to comply with applicable certification requirements.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS
--------------------------------------------------------------------------------

Payment of the proceeds from the sale of a Note effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a ale of a Note that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

o the proceeds are transferred to an account maintained by you in the United States,

o the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

o the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of a Note effected at a foreign office of a broker will be subject to information reporting if the broker is:

o    a United States person,

o    a controlled foreign corporation for United States tax purposes,

o a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

     o    a foreign partnership, if at any time during its tax year:

     o one or more of its partners are "U.S. persons", as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

     o such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

NON-UNITED STATES HOLDERS. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Notes but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status.

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ERISA Considerations

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code ("Plan"). The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under Prohibited Transaction Class Exemption ("PTCE") 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 or PTCE 96-23. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

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Supplemental Plan of Distribution

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of this prospectus supplement. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Notes at the original issue price applicable to the offered Notes to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Notes to securities dealers at a discount from the original issue price up to the underwriting discount set forth on the front cover of this prospectus supplement. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC, or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Notes after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., and any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless stated otherwise in the confirmation of sale delivered by UBS or its agent, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

We expect to deliver the Notes against payment for the Notes on or about the fifth business day following the date of the pricing of the Notes. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS
---------------------------------------------

PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary ...............     S-1
Risk Factors ................................     S-8
The S&P 500(R) Index ........................    S-13
Valuation of the Notes ......................    S-17
Specific Terms of the Notes .................    S-18
Use of Proceeds and Hedging .................    S-23
Capitalization of UBS .......................    S-24
Supplemental U.S. Tax Considerations ........    S-25
ERISA Considerations ........................    S-29
Supplemental Plan of Distribution ...........    S-30

PROSPECTUS

Introduction ................................       3
Cautionary Note Regarding Forward-
  Looking Statements ........................       5
Incorporation of Information About
  UBS AG ....................................       7
Where You Can Find More Information .........       8
Presentation of Financial Information .......       9
Limitations on Enforcement of U.S.
  Laws Against UBS AG, Its
  Management and Others .....................      10
Capitalization of UBS .......................      10
UBS .........................................      11
Use of Proceeds .............................      13
Description of Debt Securities We May
  Offer .....................................      14
Description of Warrants We May Offer ........      36
Legal Ownership and Book-Entry
  Issuance ..................................      53
Considerations Relating to Indexed
  Securities ................................      59
Considerations Relating to Securities
  Denominated or Payable in or Linked to
  a Non-U.S. Dollar Currency ................      62
U.S. Tax Considerations .....................      65
ERISA Considerations ........................      78
Plan of Distribution ........................      79
Validity of the Securities ..................      82
Experts .....................................      82



[UBS LOGO]



100% Principal
Protection
Absolute Return
Barrier Notes


UBS AG NOTES
LINKED TO THE S&P 500(R) INDEX
DUE MAY __, 2008





PROSPECTUS SUPPLEMENT


NOVEMBER 14, 2006
(TO PROSPECTUS DATED MARCH 27, 2006)













UBS INVESTMENT BANK
UBS FINANCIAL SERVICES INC.